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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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GRAPHIC PACKAGING INTERNATIONAL CORPORATION
4455 Table Mountain Drive, Golden, Colorado 80403 (303) 215-4600

Notice of Annual Meeting of Shareholders
To Be Held May 14, 2002

        The Annual Meeting of Shareholders of Graphic Packaging International Corporation ("GPIC" or the "Company"), a Colorado corporation, will be held on May 14, 2002 at 10:30 a.m. (local time) at the Ben Parker Student Center, Colorado School of Mines, 1600 Maple Street, Golden, Colorado, for the following purposes:

  (i)
  to elect two directors for a three-year term;

  (ii)
  to approve an amendment to the Company's Executive Incentive Plan to, among other things, increase the target performance bonus for the Chief Executive Officer/President from 55% to 60%; and

  (iii)
  to transact any other business that may properly come before the meeting.

        Shareholders of the Company of record at the close of business on March 26, 2002 are entitled to vote at the meeting and any adjournment of the meeting.

        Whether you expect to attend the meeting in person, please mark, sign, date, and return the accompanying proxy in the return envelope provided. No postage is necessary if mailed in the United States. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

ALL SHAREHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE SHAREHOLDERS' MEETING.

By Order of the Board of Directors,

Jill B.W Sisson, Secretary
March 29, 2002

PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

PROXY STATEMENT

        This Proxy Statement is being furnished to holders of stock of Graphic Packaging International Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders on May 14, 2002 (the Meeting), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Proxy Statement and the accompanying Proxy card are first being mailed to shareholders of the Company on or about March 29, 2002.

Time, Place and Purpose

        The Meeting will be held at 10:30 a.m. (local time) on May 14, 2002 at the Ben Parker Student Center, Colorado School of Mines, 1600 Maple Street, Golden, Colorado. At the meeting the Shareholders of the Company will be asked to consider and vote upon the following proposals: (i) the election of two directors for a three-year term; (ii) to approve an amendment to the Company's Executive Incentive Plan to, among other things, increase the target performance bonus for the Chief Executive Officer/President from 55% to 60%, and (iii) the transaction of any other business that may properly come before the meeting.

Voting Procedure

        If you return the signed proxy before the meeting, the shares will be voted according to your directions. UNLESS YOU INDICATE OTHERWISE ON YOUR PROXY CARD, THE SHARES WILL BE VOTED "FOR" BOTH DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1 AND "FOR" PROPOSAL 2.

        After giving a proxy, you may cancel it at any time before it is exercised by (1) delivering written notice to the Company, (2) substituting a new proxy executed at a later date, or (3) requesting, in person at the Annual Meeting, that the proxy be returned.

Who Can Vote and Votes Required

        If you are a Shareholder of record at the close of business on March 26, 2002, you will be entitled to receive notice of and to vote at the meeting. At the close of business on March 1, 2002, there were approximately 32,366,279 shares of the Company's $.01 par value common stock outstanding (the Common Stock) and 1,000,000 shares of the Company's $.01 par value Series B 10% Preferred Stock (the Preferred Stock) outstanding. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to 24.242424 votes. A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Cumulative voting is not allowed in the election of directors or for any other purposes.

        With respect to the election of directors, you may vote "FOR" both nominees, you may withhold your vote for both nominees or you may withhold your vote for a specific nominee. If you withhold authority to vote for a director nominee in the election of directors, your vote will be excluded entirely and will have no effect.

        If your shares are registered in the name of a broker or other "street name" nominee, your votes will only be counted as to those matters actually voted. If you do not provide voting instructions, (commonly referred to as "broker non-votes"), they will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be voted in favor of the proposals. Under applicable Colorado law, abstentions and broker non-votes will have no effect on the outcome of the matters to be voted on at the Meeting.

Solicitation Costs

        The solicitation of your proxy will initially be conducted by mail; however, further solicitations may be made by telephone or oral communication. Officers, directors and employees of the Company may solicit proxies but will not receive any special compensation. Also arrangements, including reimbursement for expenses in forwarding proxy materials, will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of Common Stock. All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the enclosed material will be paid for by the Company.

The Company

        The Company was formed in August 1992 as a holding company for the packaging, ceramics, aluminum and developmental businesses formerly owned by Adolph Coors Company (ACCo). Effective December 27, 1992, ACCo distributed to its shareholders all then outstanding shares of the Company's Common Stock (the GPK Spin-Off). The principal subsidiary of ACCo is Coors Brewing Company (Coors Brewing or CBC). From 1992 to 1999, the Company developed a strategy of focusing on its core businesses, sold or closed the aluminum and developmental businesses, and acquired additional packaging businesses. Effective December 31, 1999, the Company distributed to its shareholders all the then outstanding shares of Common Stock of CoorsTek, the ceramics business (the CoorsTek Spin-Off). As a result, the core business of the Company is in the folding carton segment of the fiber-based product packaging industry conducted through the Company's subsidiary, Graphic Packaging Corporation. Unless the context indicates otherwise, the term the "Company" or "GPK" is used in this Proxy Statement to include Graphic Packaging International Corporation and any of its subsidiaries, including Graphic Packaging Corporation and its subsidiaries (collectively referred to as Graphic Packaging or GPC).

PROPOSAL I—ELECTION OF DIRECTORS

        The Board of Directors of the Company (the Board) is divided into three classes, designated Class I, Class II and Class III, with each class being elected for a three-year term. Two Class II directors will be elected at the upcoming 2002 Annual Meeting, Class III directors will be elected at the 2003 Annual Meeting, and Class I directors will be elected at the 2004 Annual Meeting. Each of the nominees has agreed to serve on the Board if elected, and each of the nominees is currently a director of the Company. If any of the nominees for director should be unavailable for election, the proxies will be voted for a substitute nominee(s) designated by the Board.

        Proxies are solicited in favor of the nominees for the Class II directors named below with the term of office of each to continue until the 2005 annual shareholders' meeting. The persons named in the accompanying proxy will vote for the election of the two nominees, unless the authority to vote is withheld.

        The following lists the two nominees for election as directors of the Company and the four directors of the Company whose term of office will continue after the Meeting, including the age of each person, the position with the Company or principal occupation of each person, certain other directorships held and the year each person became a director of the Company.

Principal Occupation or Employment and Directorships	Age	Director Since
NOMINEES FOR ELECTION AS CLASS II DIRECTORS
JOHN HOYT STOOKEY Chairman of Suburban Propane since 1996; Non-executive Chairman of Quantum Chemical Company, a subsidiary of Hanson PLC, from 1993 to 1996; President and Chairman of Quantum Chemical Corporation from 1985 to 1993; also a trustee of United States Trust Company of New York and a director of Suburban Propane Partners, The Clark Foundation and The Robert Sterling Clark Foundation.	72	1993
JEFFREY H. COORS* Chairman of the Company since 2000, and Chief Executive Officer and President since its formation in 1992; President since 1997 and Chairman since 1985 of Graphic Packaging; Executive Vice President of ACCo from 1991 to 1992.	57	1992

*
Proposed election to Class II Director to equalize classes.

Vote Required and Board of Directors' Recommendation

        The two nominees for director having the highest number of votes cast in favor of their election will be elected to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE

Principal Occupation or Employment and Directorships	Age	Director Since
CLASS III DIRECTORS WHOSE TERMS EXPIRE AT THE 2003 ANNUAL MEETING
JOHN D. BECKETT Chairman of the R. W. Beckett Corporation, a manufacturer of components for oil and gas heating, since 1965. From 1965 to 2001 also served as its President.	63	1993
WILLIAM K. COORS Chairman of the Company from 1992 to 2000; Chairman of ACCo since 1961; President of ACCo from 1955 to 1985 and 1989 to 2000; Chairman of Coors Brewing from 1992 to 2000; also a director of ACCo since 1940; Director Emeritus of CoorsTek, Inc. since 2000.	85	1992
CLASS I DIRECTORS WHOSE TERMS EXPIRE AT THE 2004 ANNUAL MEETING
HAROLD R. LOGAN, JR. Director, Executive Vice President, and Chief Financial Officer of TransMontaigne, Inc. since 1995; Senior Vice President/Finance of Associated Natural Gas Corporation from 1987 to 1995; director of Suburban Propane Partners, and Union Bankshares Ltd.	57	2001
JAMES K. PETERSON President of The Peterson Group, an investment firm, since 1990; Chief Executive Officer and a director of Graphic Packaging from 1982 to 1989; Chief Operating Officer and a director of Ludlow Corporation from 1980 to 1982; employed by Continental Can Company from 1971 to 1980, most recent position was Vice President.	67	1997

BOARD OF DIRECTORS AND BOARD COMMITTEES

        The Board of Directors held four regular meetings and two special meetings during 2001. In addition, the Board took action one time by unanimous written consent. Each director attended at least 75 percent of the total number of meetings of the Board and meetings of all committees on which he served.

        Joseph Coors was a member of the Board until August 1996 when he retired and was named Director Emeritus by the Board. As Director Emeritus, Mr. Coors provides advice and consulting services to the Board. However, he is not a voting member of the Board and is not counted for quorum purposes.

        The Board has established four standing committees: Audit, Compensation, Executive and Directors' and, in 2001, appointed one Special Committee consisting entirely of independent directors. Committee membership and meetings held were as follows:

Board Member	Board		Audit		Compensation		Executive		Directors'		Special(5)
J.H. Coors	X	(1)					X		X
J.D. Beckett	X		X	(1)					X		X
W.K. Coors	X						X	(1)
H.R. Logan, Jr.(3)	X		X								X
J.H. Mullin, III(2)	X				X	(1)(2)
J.K. Peterson	X		X	(2)	X	(3)					X
J.H. Stookey	X		X		X	(1)(3)			X	(1)	X
Meetings Held in 2001(4)	7		3		4		0		1		2

(1)
Chairman

(2)
Until May 15, 2001

(3)
After May 15, 2001

(4)
Includes one action by unanimous consent

(5)
Established to act upon the sale of $50 million in subordinated debt, see "Certain Relationships and Related Transactions".

Audit Committee (all members are non-employee directors)

  •
  Reviews the scope and results of the audit of the Company by the Company's independent accountants;

  •
  Recommends the appointment of the Company's independent accountants;

  •
  Monitors the integrity of the Company's systems of internal control and accounting policies and procedures, including compliance with the Company's ethics policy;

  •
  Reviews the quarterly and annual financial information;

  •
  Directs and supervises investigations into matters within the scope of its duties.

Compensation Committee (all members are non-employee directors)

  •
  Reviews and recommends to the Board compensation for management personnel;

  •
  Reviews and approves executive incentive and benefit plans.

Executive Committee (1 member is a non-employee director and 1 member is an employee director)

  •
  Exercises all of the authority of the Board when the Board is not in session except as provided in the Company's Articles of Incorporation, Bylaws and applicable law.

Directors' Committee (2 members are non-employee directors and 1 member is an employee director)

  •
  Considers and recommends nominees for election as directors;

  •
  Reviews and evaluates the performance of the Board;

  •
  Considers nominees recommended by shareholders; shareholders who wish to recommend director candidates to the Directors' Committee should provide the Secretary of the Company with the candidate's name, biographical data and qualifications.

Compensation of Directors

        Each non-employee director of the Company (except the Director Emeritus) receives an annual retainer of $35,000, twenty percent paid in shares of Common Stock. The balance of the retainer is paid in cash unless the director elects to take all or a portion of it in Common Stock. All shares of Common Stock received by directors are subject to forfeiture until completion of the annual term, which ends on the date of the annual shareholders' meeting following receipt of the shares. The Director Emeritus receives an annual retainer of $20,000, twenty percent paid in shares of Common Stock and the remainder paid in cash or stock, at his election.

        Each non-employee director receives a grant of 2,000 non-qualified stock options at the beginning of his three-year term as director. The options vest in equal increments over the three-year period and expire, if unexercised, six years from the date they vest.

        No additional amounts are paid to directors for committee meetings. Directors and the Director Emeritus are reimbursed for expenses incurred while attending Board or committee meetings and in connection with any other Company business. In addition, the Company purchases accidental death and dismemberment insurance for the non-employee directors and the Director Emeritus.

        Jeffrey H. Coors, the only employee director, does not receive additional compensation for serving as director of the Company.

Family Relationships

        Jeffrey H. Coors is the son of Joseph Coors and a nephew of William K. Coors.

PROPOSAL 2—AMENDMENT TO EXECUTIVE INCENTIVE PLAN

        The Company is seeking shareholder approval of an amendment to the Company's Executive Incentive Plan (the Incentive Plan). The Board of Directors approved, subject to shareholder approval, an amendment to the Incentive Plan to increase the target performance bonus for the Chief Executive Officer/President from 55 percent to 60 percent of annual salary. In addition, the Plan has been amended to ensure compliance with the tax law requirements for performance-based compensation and the Company's ability to deduct the payments made upon attainment of performance goals by officers. The final change clarifies that performance bonuses are uncapped, except as required to comply with the Section 162(m) of the Internal Revenue Code.

        The Incentive Plan is designed to reward participants for the achievement of performance goals set by the Compensation Committee. The Board of Directors believes that compensation tied to the financial performance of the Company provides a strong link between shareholder value and executive pay. The amendment to the Incentive Plan is being submitted for shareholder approval in order to comply with the requirements of Section 162(m) of the Internal Revenue Code regarding performance-based compensation, so that amounts paid under the Plan are tax deductible to the Company. A summary of the features of the Incentive Plan appears below and is qualified in its entirety by reference to the terms of the Incentive Plan, a copy of which, as amended, may be obtained upon written request to the Company's Secretary.

        Participation.    Participants in the Incentive Plan are executive officers and division presidents (currently 8 persons).

        Administration.    The Incentive Plan is administered by the Compensation Committee, which consists entirely of outside directors. The Compensation Committee has the authority to determine performance goals, to establish terms and conditions of the various compensation incentives granted under the Incentive Plan, and to reduce an incentive award to adjust for an unintended benefit.

        Awards.    The Incentive Plan provides for payment of cash bonuses and grants of non-qualified stock options. Cash bonuses are awarded based on the achievement of financial goals established by the Compensation Committee at the beginning of the fiscal year. The financial goals may be one or more of the following: operating income, earnings before interest and taxes, return on net assets employed, return on equity, return on capital, return on invested capital, the ratio of debt to EBITDA (earnings before interest, taxes, depreciation and amortization), and earnings per share and/or cash flow of the Company or its divisions. Bonus awards as a percent of annual salary are the same for all participants except the Chief Executive Officer/President. If the financial goal is met, participants receive a "target" bonus of 50 percent of annual salary. As discussed above, the Chief Executive Officer/President may receive a "target" bonus of 55 percent of annual salary, which is proposed to be increased to 60 percent. The Compensation Committee also establishes a threshold level below which no bonus is earned. In addition, the Compensation Committee may establish long term plan goals and awards payable in cash and stock based upon the participant's level in the organization. Potential awards are uncapped and may exceed 100 percent of salary; however, the awards may not exceed certain maximums set to meet the Internal Revenue Code's Section 162(m) limitation. These maximum amounts are $1.5 million for the Chief Executive Officer/President of the Company and $1.0 million for all other eligible participants.

        Stock options under the Incentive Plan are granted in conjunction with the Company's Equity Incentive Plan and are subject to all of the terms and conditions of the Equity Incentive Plan. The options are exercisable for a period of time as determined by the Compensation Committee; however, no options may be exercised for at least six months after the date of grant. The exercise price of each option granted is the fair market value of the Company's stock at the time of grant. The option price may be paid in cash, by surrendering shares owned for more than six months or through irrevocable instructions to a broker to deduct the exercise price from the proceeds of the sale.

        Determination of Award Payouts.    The Compensation Committee established performance goals for 2002 under the Incentive Plan in November 2001. Cash bonus awards are based on the achievement of the pre-established performance goals under the Plan. For 2002, the Compensation Committee approved, pending Shareholder approval, an increase in the Chief Executive Officer/President's target bonus for his Short Term Incentive Plan (STIP) from 55 percent to 60 percent. We cannot calculate the expected result for 2002 because the bonus is based on a formula using financial goals and actual results for 2002, but we can calculate what the Chief Executive Officer/President would have received if we applied the change to 60 percent in 2001. The bonus in 2001, based on a 60 percent payout at target and using the 2001 financial goals pay-out at target and 2001 actual results would have been $731,406.

        Stock option grants under the Incentive Plan to executive officers, named in the Summary Compensation Table below, are subject to the discretion of the Compensation Committee. As of the date of this proxy statement, there has been no determination by the Compensation Committee with respect to future awards under the Incentive Plan to any executive officer of the Company. Accordingly, future awards are not determinable. The table under "Executive Compensation—Option/SAR Grants in Last Fiscal Year" provides information with respect to the grant of options during fiscal 2001 to the Company's chief executive officer and the other executive officers named in the Summary Compensation Table below.

        Amendment.    The Compensation Committee may amend the Incentive Plan without shareholder approval where it is not required to satisfy any statutory or regulatory requirements.

        Change of Control.    In the event of a change of control, as defined under the Incentive Plan, prorated cash bonuses will normally be calculated and paid, if any are earned. Also, outstanding stock option awards, which have not yet vested, will immediately vest and become exercisable.

        Federal Income Tax Consequences.    The grant of a non-qualified stock option is not taxable to the recipient. If the option is exercised, the optionee will recognize income equal to the difference between the fair market value at the time of exercise and the exercise price. At the time of exercise, the Company takes a deduction for an amount equal to the income recognized by the optionee.

Vote Required and Board of Directors' Recommendation

        Approval requires the affirmative vote of a majority of the total votes cast on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE "FOR" THIS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables list beneficial ownership of voting shares as of March 1, 2002 by owners of more than five percent of the voting shares, each director and executive officer, and all directors and executive officers as a group:

CLASS OF STOCK: COMMON
Name	Address for 5% Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Adolph Coors, Jr. Trust(2) (William K. Coors, Jeffrey H. Coors, J. Bradford Coors, Melissa Coors, and Peter H. Coors, co-trustees with shared voting and investment power)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	2,800,000	8.7%
Grover C. Coors Trust(2)(3) (William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., Joseph Coors, and Peter H. Coors, co-trustees with shared voting and investment power)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	51,211,864	63.3%
May Kistler Coors Trust(4) (William K. Coors, Jeffrey H. Coors, Joseph Coors, Jr. John K. Coors, and Peter H. Coors, co-trustees with voting and investment power)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	1,726,652	5.3%
Dimensional Fund Advisors Inc.	1299 Ocean Avenue, 11th Floor Santa Monica, California 90401	2,482,200	8.0%
Jeffrey H. Coors(5)	Graphic Packaging Corporation 4455 Table Mountain Drive Golden, Colorado 80403	2,975,369	8.9%
William K. Coors(6)	Graphic Packaging Corporation 4455 Table Mountain Drive Golden, Colorado 80403	1,882,151	5.8%
Joseph Coors, Jr.(7)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	1,770,617	5.5%
Peter H. Coors(8)	Adolph Coors Company Mailstop VR 900 Golden, Colorado 80401	1,735,726	5.4%
John K. Coors(9)	CoorsTek, Inc. 16000 Table Mountain Parkway Golden, Colorado 80403	1,729,027	5.3%
John D. Beckett(10)		57,187	*
Harold R. Logan, Jr.(10)		16,076	*
James K. Peterson(10)		65,171	*
John Hoyt Stookey(10)		43,440	*
Luis E. Leon(11)		758	*
David W. Scheible(11)		8,600	*
Jill B. W. Sisson(12)		153,172	*
Marsha C. Williams(13)		32,637	*
Directors and Executive Officers as a Group (10 persons)		5,232,474	15.6%

*
Holds less than 1% of the Common Stock.

(1)
Except as otherwise indicated, the beneficial owner has sole voting and investment power.

(2)
The Adolph Coors, Jr., and Grover C. Coors Trusts require majority approval of trustees for voting and investment purposes; therefore, the trustees of these trusts individually disclaim beneficial ownership of shares held by the trusts.

(3)
Includes 48,484,848 shares of Common Stock into which shares of Preferred Stock may be converted.

(4)
All trustees have voting and investment power; therefore, each of them may be deemed to be beneficial owners of all shares held by the trust.

(5)
Includes 1,726,652 shares held by Jeffrey H. Coors as trustee of the May Kistler Coors Trust, as to which he has voting and investment power with William K. Coors, Joseph Coors, Jr., John K. Coors, and Peter H. Coors as co-trustees. Does not include: 164,155 shares of Common Stock restricted and unissued until the earlier of grantee's retirement, death, disability or termination of employment, or the year 2004 (18,375 shares), 2005 (20,826 shares) and 2010 (22,965 shares). Includes 1,045,395 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 1, 2002. Also includes 139,222 shares held by 401(k) Plan.

(6)
Includes 1,726,652 shares held by William K. Coors as trustee of the May Kistler Coors Trust, as to which he shares voting and investment power with Jeffrey H. Coors, Joseph Coors, Jr., John K. Coors and Peter H. Coors as co-trustees. Includes 6,730 shares issuable pursuant to options that are exercisable or will be exercisable within 60 days of March 1, 2002.

(7)
Includes 1,726,652 shares held by Joseph Coors, Jr. as trustee of the May Kistler Coors Trust, as to which he has voting and investment power with William K. Coors, Jeffrey H. Coors, John K. Coors and Peter H. Coors as co-trustees.

(8)
Includes 1,726,652 shares held by Peter H. Coors as trustee of the May Kistler Coors Trust, as to which he has voting and investment power with William K. Coors, Jeffrey H. Coors, Joseph Coors, Jr., and John K. Coors as co-trustees.

(9)
Includes 1,726,652 shares held by John K. Coors as trustee of the May Kistler Coors Trust, as to which he has voting and investment power with William K. Coors, Jeffrey H. Coors, Joseph Coors, Jr., and Peter H. Coors as co-trustees.

(10)
Includes shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 1, 2002 as follows: John D. Beckett—6,730; Harold R. Logan, Jr.—0; James K. Peterson—4,548; John Hoyt Stookey—7,275.

(11)
Shares held by 401(k) Plan.

(12)
Does not include 11,017 shares of Common Stock restricted and unissued until the earlier of grantee's retirement, death, disability or termination of employment, or the year 2008 (1,059 shares) and 2009 (11,983 shares). Includes 6,865 shares held by 401(k) Plan, 3,829 shares purchased through the Employee Stock Purchase Plan, and 127,796 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 1, 2002.

(13)
Includes 6,637 shares held by 401(k) Plan, and 25,000 shares issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 1, 2002.

CLASS OF STOCK: SERIES B PREFERRED
Name	Address for 5% Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Grover C. Coors Trust (William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., Joseph Coors, and Peter H. Coors, co-trustees with shared voting and investment power)	Adolph Coors Company Golden, Colorado 80401	1,000,000	100.0%

(1)
The beneficial owner has sole voting and investment power. Until conversion, the 1,000,000 shares of Preferred Stock are entitled to a total of 24,242,424 votes on all matters submitted to common shareholders, and the holder has the right, as a class, to vote on (a) any merger or sale of substantially all assets, liquidation or dissolution and (b) any matter as required by law.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee (the "Committee") of the Board of Directors, which is composed entirely of independent directors, is responsible for all compensation matters regarding the Company's executive officers and for administering and granting awards under all executive compensation plans in which executive officers participate. The current members of the Committee are John Hoyt Stookey, who serves as Chairman, and James Peterson.

Compensation Policies

General

        The Company's overall compensation philosophy is to link executives' total compensation to the short-term and long-term performance of the Company so as to maximize long-term shareholder value.

The total compensation package, consisting of salary, benefits, equity grants, an annual or short term incentive opportunity and a long term incentive program in the form of cash and stock options is designed to attract, motivate and retain the quality of executives needed to successfully lead and manage the Company. This package intentionally ties a sizable portion of the executives' total compensation to Company performance and shareholder value. During 2001, reducing the debt load of the Company was extremely important. This package was very effective at producing outstanding results.

Salary

        External market salary data is targeted at the median (the 50th percentile) of salaries paid by similar-sized manufacturing companies as determined from the data in national salary surveys, a large group of manufacturing companies. The data is gathered and reported to the Company by the Corporate Compensation Manager. Salary data collected reflects companies with the same sales revenue as that of the Company. An executive officer is paid competitively in market salary range depending upon the individual's level of experience, expertise and specific job performance. Salaries are reviewed annually and any increases are approved by taking into account the Company's actual financial performance, the executive officer's performance in meeting Company goals and competitive salary data. The Company does not assign a predetermined specific weight to these items.

Annual Short-Term Incentive Plan—2001

        The Annual Short Term Incentive Plan (STIP) for 2001 provided for targeted cash bonuses equal to 50 percent (55% for the Chief Executive Officer/President) of base salary if certain predetermined financial goals were achieved. These financial goals were based on the achievement of a targeted ratio of debt to earnings before interest, taxes, depreciation, and amortization (EBITDA) for GPC executive officers. The goals were set by the Committee in December 2000 and included a "threshold" level below which no bonus would be earned. Potential awards are uncapped and may exceed 100 percent of salary. Payout of the 2001 STIP awards has reinforced the importance of reducing debt. For 2001, the cash bonus paid to the Chief Executive Officer, President was 126.5 percent and for all other executive officers was 115.0 percent of base salary.

Long-Term Incentive Program

        The Long Term Incentive Program (LTIP) provides a simple but effective method of aligning the interests of the shareholders with those making important strategic and operating decisions. In January 2001, the objectives of the program, to provide an incentive to Officers and Key Executives to focus their efforts on achieving the key financial goal of improving the company's Debt/EBITDA ratio and to retain officers and key executives, were communicated to Officers and Key Executives of the Company.

        The incentive has a total target of approximately three times base compensation over a 4-year period. The incentive has two components: (1) Cash Target and (2) Stock Options.

        Performance is measured by achievement of the ratio of debt to EBITDA. Cash Targets and Stock Option Grants are set for each Officer and Key Executive. The benefit is to significantly reduce debt without negatively impacting EBITDA. This measure was included in both the STIP and the LTIP to highlight the importance. The award opportunities will recognize the success the Company experiences in reducing debt.

        Fifty percent of the Cash Targets and Stock Option Grants will be triggered when the Debt to EBITDA ratio has reached 3.5 and an additional 50 percent when the ratio reaches 3.0, based on two sequential quarter averages, annualized.

        Executive officers may elect to defer up to 100 percent of the short-term and long-term bonuses. Amounts deferred are deemed to be invested, at the executive officer's election, in either a fixed rate fund or in a stock units fund, provided the bonus is deferred for a minimum of two years. Bonuses deemed invested in the fixed rate fund earn simple interest during the deferral period equal to the average rate for 10-year Treasury notes plus two points. The bonus plus accrued interest is paid in cash at the end of the deferral period. Bonuses deemed invested in the stock units fund are denominated as a specific number of shares of Common Stock by using the market value of these shares at the time of the investment divided by the amount of the bonus invested in stock units. In addition, the holder of stock units receives one non-qualified stock option for each two stock units taken in place of the cash bonus. The options vest ratably over two years and have a 10-year term. This provision is designed to further encourage stock ownership by the executives. At the end of the deferral period, the stock units are paid by issuing an equal number of shares of Common Stock.

Equity Grants

        Equity grants are variable compensation and tied 100 percent to the future performance of the Company's Common Stock. The Company's equity plan currently allows for equity grants of non-qualified stock options, restricted shares, stock units and bonus shares.

Chief Executive Officer Compensation

        Each year the President/Chief Executive Officer evaluates his/her performance against certain goals approved by the Committee; in 2001 it was debt to EBITDA. The Committee considers this self-evaluation at the time it does its own evaluation of the President and Chief Executive Officer's performance.

        The salary for the President/Chief Executive Officer is targeted to be competitive with the median (the 50th percentile) salary of the top executive in similar-sized manufacturing companies.

        The President/Chief Executive Officer participated in the annual incentive opportunity described above and earned a bonus for 2001. The target bonus opportunity was increased to 55% since the President/Chief Executive Officer elected not to take a pay increase in 2001. For 2002, the Board of Directors has approved an increase to the target bonus from 55% to 60%, pending shareholder approval.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code generally limits the Company's tax deduction for compensation paid to the executive officers named in the Summary Compensation Table, which follows this report, to $1 million unless certain requirements are met.

        The Committee has taken and intends to continue taking the necessary steps to ensure that the Company's tax deduction is preserved and not limited by the $1 million deductibility cap. In particular, the Committee sought and obtained shareholder approval for the Company's Executive Incentive Plan and its Equity Incentive Plan, as required under Section 162(m) and is seeking approval of an amendment to the Executive Incentive Plan at the 2002 Shareholders Meeting.

        This report is submitted by the Compensation Committee of the Board of Directors:

        JOHN HOYT STOOKEY, Chairman

        JAMES K. PETERSON

EXECUTIVE COMPENSATION

Summary Compensation Table

		Annual Compensation							Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)		(1) Bonus ($)		Other Annual Compensa- tion ($)			Restricted Stock Award(s) ($)(2)	Securities Underlying Options/ SARs (#)	All Other Compensa- tion ($)(3)
Jeffrey H. Coors(5) President, and Chief Executive Officer	2001 2000 1999	$ $ $	530,000 526,670 510,000	$ $	670,500 0 206,700			(4) (4) (4)		0 300,000 534,278	$ $ $	15,435 13,693 10,025
David W. Scheible(5)(6) Chief Operating Officer	2001 2000	$ $	350,000 300,000		$414,000 0	$ $	43,500 43,500			0 250,000	$ $	7,708 7,375
Luis E. Leon(5)(7) Chief Financial Officer	2001		$162,498		$186,875		$102,640			200,000		$493
Gail A. Constancio(5)(8) Chief Financial Officer	2001 2000	$ $	129,750 216,000		$150,938 0	$ $	100,375 43,500			0 100,000	$ $	5,541 7,375
Jill B.W. Sisson(5) General Counsel and Secretary	2001 2000 1999	$ $ $	236,330 228,000 192,000	$ $	273,695 0 86,060	$ $	43,500 43,500	(4)		0 101,845 95,901	$ $ $	8,656 8,502 6,498
Marsha C. Williams(5)(9) Vice President, Human Resources	2001 2000	$ $	198,336 142,497		$230,000 0	$ $	43,500 32,625			0 125,000	$ $	6,335 5,661

(1)
Bonuses shown are the total bonuses for the years shown and are paid 100 percent in cash except where executives elect to defer a portion of the bonus into either the fixed rate fund or the stock units fund as described above in the Compensation Committee's Report.

(2)
Stock units were granted on October 1, 1994 in an amount approximately equal to the Company's liability as of January 1, 1994 for the benefit due Jeffrey H. Coors under a salary continuation agreement. The stock units replace a cash liability of the Company and tie his post-retirement benefit to stock value. The stock units are payable in full upon retirement at age 60 or after. The stock units are 50 percent vested at age 50 with 10 years of service and the remaining 50 percent vests in 5 percent increments between ages 51 and 60. 121,343 units were granted, 80 percent vested at year-end 2001 and the market value at year-end 2001 was $591,547.

(3)
All Other Compensation includes the value of term life insurance benefiting the executive and the employer's contribution to the 401(k) Plan. For 2001, the value of term life insurance benefits and the employer's 401(k) contributions, respectively, were as follows: Jeffrey H. Coors—$9,315 and $6,120; David W. Scheible—$1,588 and $6,120; Gail A. Constancio—$870 and $4,671; Luis E. Leon—$415 and $78; Jill B.W. Sisson—$2,536 and $6,120; and Marsha C. Williams—$1,595 and $4,740.

(4)
Amounts paid were less than $50,000 or 10% of total annual salary and bonus.

(5)
Amounts shown include an annual perquisite and annual car allowance as follows: Jeffrey H. Coors—perquisite ($28,500) and car allowance of ($18,000); David W. Scheible—perquisite ($28,500) and car allowance of ($15,000); Gail A. Constancio—perquisite ($16,625), car allowance of ($8,750), and severance ($75,000); Luis E. Leon—perquisite ($28,500), car allowance of

  ($15,000), and moving expenses of ($59,140); Jill B.W. Sisson—perquisite ($28,500) and car allowance of ($15,000); Marsha C. Williams—perquisite ($28,500) and car allowance of ($15,000).

(6)
Mr. Scheible was elected as an Executive Officer in December 1999.

(7)
Mr. Leon was elected as an Executive Officer in July 2001. The amounts shown are prorated for the portion of the year.

(8)
Ms. Constancio resigned in July 2001.

(9)
Ms. Williams was elected as an Executive Officer in April 2000. The amounts shown for 2000 are prorated for the portion of the year.

Option/SAR Grants in Last Fiscal Year

	Individual Grants(1)
Name	Number of Securities Underlying Options/ SARs Granted (#)		% of Total Options/ SARs Granted to Employees in Fiscal Yr.	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (2)
Jeffrey H. Coors	0
David W. Scheible	0
Luis E. Leon	200,000	(3)	79.5%	$4.77	7/1/11	$732,880
Gail A. Constancio	0
Jill B.W. Sisson	0
Marsha C. Williams	0

(1)
All options are granted at the Common Stock's market value on the grant date, and each grant has an expiration date as specified in the table. All options vest in the event of a change in control. The option price may be paid in cash, by surrendering shares owned for more than 6 months, or through irrevocable instructions to a broker to deduct the option price from the proceeds of the sale. Options include the right to have shares withheld by the Company to pay withholding tax obligations due in connection with the exercise.

(2)
Values indicated are an estimate based on the Black-Scholes option pricing model using the following assumptions: (a) 70.04 percent stock price volatility based on the average stock price volatility of the Company's stock; (b) 3.97 percent average risk-free rate of return; (c) zero dividend yield; (d) anticipated exercising at the end of the option term; and (e) no adjustment for non-transferability or risk of forfeiture. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty the actual value realized would be at or near the value estimated by the Black-Scholes option-pricing model.

(3)
Options granted at the time of employment which vest as follows: 50% shall vest if the Company's debt/EBITDA ratio reaches 3.5; the remaining 50% shall vest when the Company's debt/EBITDA ratio reaches 3.0. The debt/EBITDA ratio shall be based upon two sequential quarter averages annualized, as calculated by the Company. On January 1, 2007 any increment not yet exercisable as a result of the preceding shall become fully exercisable.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at 12/31/01 (#)		Value of Unexercised In-The-Money Options/SARs at 12/31/01
	Shares Acquired On Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey H. Coors	—	—	1,047,032	823,872	—	—
David W. Scheible	—	—	—	413,710	—	—
Luis E. Leon	—	—	—	200,000	—	—
Jill B.W. Sisson	—	—	130,131	193,692	—	—
Marsha C. Williams	—	—	25,000	100,000	—	—

Pension Plan Table

        The estimated total annual retirement benefits payable under the defined benefit plan in which the named executives participate are set forth in the table below. The table illustrates benefits accrued through fiscal year 2001 and includes years of service and compensation earned while employed by ACCo, the former parent of the Company.

	Years of Service
Remuneration
	15	20	25	30	35
$125,000	$32,188	$43,125	$54,063	$65,000	$71,250
$150,000	$38,625	$51,750	$64,875	$78,000	$85,500
$175,000	$45,063	$60,375	$75,688	$91,000	$99,750
$200,000	$51,500	$69,000	$86,500	$104,000	$114,000
$225,000	$57,938	$77,625	$97,313	$117,000	$128,250
$250,000	$64,375	$86,250	$108,125	$130,000	$142,500
$275,000	$70,813	$94,875	$118,938	$143,000	$156,750
$300,000	$77,250	$103,500	$129,750	$156,000	$171,000
$325,000	$83,688	$112,125	$140,563	$169,000	$185,250
$350,000	$90,125	$120,750	$151,375	$182,000	$199,500
$375,000	$96,563	$129,375	$162,188	$195,000	$213,750
$400,000	$103,000	$138,000	$173,000	$208,000	$228,000
$425,000	$109,438	$146,625	$183,813	$221,000	$242,250
$450,000	$115,875	$155,250	$194,625	$234,000	$256,500
$475,000	$122,313	$163,875	$205,438	$247,000	$270,750
$500,000	$128,750	$172,500	$216,250	$260,000	$285,000
$525,000	$135,188	$181,125	$227,063	$273,000	$299,250
$550,000	$141,625	$189,750	$237,875	$286,000	$313,500
$575,000	$148,063	$198,375	$248,688	$299,000	$327,750
$600,000	$154,500	$207,000	$259,500	$321,000	$342,000

(1)
Maximum permissible benefit under ERISA from the qualified Retirement Plan for 2001 was $140,000. In addition, the maximum compensation for 2001 which may be used in determining benefits from the qualified Retirement Plan is $170,000. The Company has a non-qualified supplemental retirement plan which provides the benefits which are not payable from the qualified Retirement Plan because of the limitations. The amounts shown in this table include the benefits payable under the non-qualified supplemental retirement plan. The benefit is computed on the basis of a straight life annuity and is subject to a reduction to reflect, in part, the payment of Social Security benefits.

(2)
The compensation covered by the Retirement Plan is salary only and does not include any of the other compensation items shown on the summary compensation table. The salary used to compute benefits is the average highest salary amount over a 36 consecutive month period in the last ten years. As of fiscal year-end 2001, average annual compensation covered by the Retirement Plan and credited years of service with the Company, including previous compensation and years of service with ACCo and its subsidiaries, for the named executives are as follows: Jeffrey H. Coors—$513,893 and 34 years; David W. Scheible—$296,365 and 3 years; Luis E. Leon—$325,000 and 1 year; Gail A. Constancio—$197,279 and 15 years; Jill B.W. Sisson—$216,777 and 9 years; and Marsha C. Williams—$194,760 and 2 years.

Employment Contracts, Termination of Employment and Change in Control Arrangements

        The Company has entered into an agreement (a Change of Control Agreement) with each of the named executive officers. Each Change of Control Agreement provides for certain payments and benefits upon the termination of the employment of such person within three years following a Change of Control (as defined in such agreement). Each Change of Control Agreement requires the Company to (a) pay to each executive officer if prior to the expiration of the three year period his or her employment is terminated without cause by the Company or by such officer upon the occurrence of certain constructive termination events, an amount equal to three times that officer's annual salary at the highest rate paid during the twelve month period immediately preceding termination plus the highest annual bonus rate paid during the three years preceding the termination, and (b) continue certain benefits for a period of thirty-six months. Also upon change of control, all unvested stock options immediately vest and may be converted into options of the surviving corporation or paid in cash. In addition, if any payments (including payments under the Change of Control Agreement, any stock option agreement or otherwise) to such officer are determined to be "excess parachute payments" under the Internal Revenue Code of 1986, as amended (the "Code"), the officer would be entitled to receive an additional payment (net of income taxes) to compensate him or her for any excise tax imposed by the Code on such payments.

        Compensation received by the named executives upon retirement includes normal retirement benefits and, for Jeffrey Coors, Chairman, Chief Executive Officer/President, a number of shares of stock to be granted under the salary continuation agreements described above in footnote 2 to the Summary Compensation Table. In addition, in the case of a change in control of the Company, the Company's compensation plans will be affected as follows: (1) under the Equity Incentive Plan, all outstanding options will become exercisable in full and all stock units will become payable in full; (2) under the Executive Incentive Plan (the annual incentive plan), the plan will terminate and prorated bonuses will be calculated and paid, if earned; (3) under the deferred compensation plan, distributions of deferred amounts will be made in a lump sum within 90 days after the change in control; and (4) under the salary continuation agreements, stock units vest 100 percent without regard to the executive's age or service. The definition of change in control for these purposes is as follows: (i) The acquisition of, or the ownership of, 50 percent or more of the total Common Stock of the Company then issued and outstanding, by any person, or group of affiliated persons, or entities not affiliated with the Company as of the effective dates of these plans, without the consent of the Board of Directors, or (ii) The election of individuals constituting a majority of the Board of Directors who were not either (A) members of the Board of Directors prior to the election or (B) recommended to the shareholders by management of the Company, or (iii) A legally binding and final vote of the shareholders of the Company in favor of selling all or substantially all of the assets of the Company.

Compensation Committee Interlocks and Insider Participation

        During 2001, John H. Mullin, III, and John Hoyt Stookey served on the Compensation Committee until May 2001, when Mr. Mullin's term as a director ended. Since May 2001, Mr. Stookey and James

K. Peterson have served on the Compensation Committee. There were no compensation committee interlocks during 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors and certain of its officers, and persons holding more than ten percent of the Company's Common Stock are required to file forms reporting their beneficial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Such persons are also required to furnish the Company with copies of all forms so filed.

        Based solely upon a review of copies of such forms filed on Forms 3, 4 and 5, and amendments thereto furnished to the Company, the Company believes that during the year ended December 31, 2001, its executive officers, directors and greater than ten percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements.

INFORMATION ON INDEPENDENT ACCOUNTANTS

        The Board has unanimously reappointed the firm of PricewaterhouseCoopers LLP (PWC) as independent accountants for the 2002 fiscal year. A representative of PWC will be present at the Annual Meeting to answer questions from the shareholders and will be given an opportunity to make a statement on behalf of PWC.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of three independent directors and operates under a charter approved by the Board of Directors.

        The Audit Committee has reviewed and discussed the audited financial statements of the Company with management and has discussed with PWC, certain matters related to the conduct of their audit as required by Statement on Auditing Standards No. 61, "Communication with Audit Committees". PWC has provided written communication to the Audit Committee as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee has discussed with PWC their independence and has considered the compatibility of non-audit services with their independence.

        Based upon the review and discussions with management and PWC referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

        The fee for the fiscal 2001 audit was $375,000. Audit fees actually billed during 2001, including final billings for the fiscal 2000 audit, were $457,000. PWC did not render any services related to financial information systems design and implementation during 2001. The aggregate of all other fees for services rendered by PWC during 2001 was $294,000. Included in the $294,000 of "all other fees" was $178,000 for audit-related services, primarily employee benefit plan audits and statutory audits of foreign subsidiaries, and $116,000 for tax and other services.

        This report is submitted by the Audit Committee of the Board of Directors:

        JOHN D. BECKETT, Chairman

        HAROLD R. LOGAN, JR.

        JOHN HOYT STOOKEY

PERFORMANCE GRAPH

        The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's 500 Stock Index and to the Standard & Poor's Manufacturing (Diversified/Industrials) Index for the period from December 31, 1996 through December 31, 2001. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1996 and that all dividends, if any, were reinvested. Although no cash dividends have been paid on the Common Stock, the Company paid a dividend in shares of CoorsTek, Inc. common stock on December 31, 1999 valued at $4.19 per share. This amount has been added to the December 31, 2000 number. The information contained in this graph is not necessarily indicative of future Company performance.

Comparison of 5 Year Cumulative Total Return*
Among Graphic Packaging International Corporation, the S&P 500 Index
and the S&P Manufacturing (Diversified) Index

	12/96	12/97	12/98	12/99	12/00	12/01
Graphic Packaging International Corporation	$100.00	$122.96	$66.67	$53.78	$8.85	$38.14
S&P 500	$100.00	$133.36	$171.47	$207.56	$188.66	$166.24
S&P Manufacturing (Diversified)	$100.00	$119.08	$138.02	$169.67	$201.98	$198.95

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Joseph Coors, William K. Coors, Joseph Coors, Jr., Jeffrey H. Coors, John K. Coors, J. Bradford Coors, Peter H. Coors, Melissa E. Coors, and Darden K. Coors are co-trustees of one or more of the family trusts which collectively own approximately 42 percent of GPIC's Common Stock, 100 percent of the Preferred Stock, 30 percent of the common stock of CoorsTek, Inc., and 31.1 percent of the non-voting common stock of ACCo. In addition, one of those trusts owns 100 percent of the voting common stock of ACCo. Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., and Peter H. Coors are brothers. J. Bradford Coors and Darden K. Coors are Joseph Coors, Jr.'s children; J. Bradford Coors is an employee of CBC and Darden K. Coors is an employee of the Company. Melissa E. Coors is Peter H. Coors' daughter and she is an employee of CBC. Joseph Coors and William K. Coors are brothers and William K. Coors is a director of GPIC and ACCo. Peter H. Coors is an executive officer and director of ACCo and chairman of Coors Brewing. John K. Coors is an executive officer and Director of CoorsTek, Inc. The Company, ACCo, and CoorsTek, Inc., or their subsidiaries, have certain business relationships and have engaged or propose to engage in certain transactions with one another, as described below.

Transactions with Adolph Coors Company

        In connection with the GPK Spin-Off from ACCo, certain subsidiaries entered into market-based, long-term supply agreements with Coors Brewing to provide packaging and other products to Coors Brewing for use in its business.

        Under the packaging supply agreement, Coors Brewing agreed to purchase and the Company agreed to supply substantially all of Coors Brewing's paperboard and label packaging requirements through 1997. In early 1997, this agreement was modified and extended to a three-year, rolling term contract, and in 1998 was renegotiated through 2002. Total sales under the packaging contract have been a material source of revenue for the Company, accounting for sales of approximately $122,800,000 in 2001 and are anticipated to be approximately $129,500,000 in 2002.

        In addition, a subsidiary of the Company is the general partner and Coors Brewing is a limited partner in a real estate partnership, which owns, develops, operates and sells certain real estate previously owned by Coors Brewing or ACCo. Distributions were allocated equally between the partners until late 1999 when Coors Brewing recovered its investment. Thereafter distributions are made 80% to the general partner and 20% to Coors Brewing. Distributions to Coors Brewing in 2000 were $814,000, there were no distributions to the partners in 2001, and distributions to Coors Brewing in 2002 are estimated to be less than $100,000.

Transactions with CoorsTek

        The CoorsTek Spin-Off was made pursuant to a Distribution Agreement between the Company and CoorsTek. It established the procedures to effect the spin-off and provided for the distribution of the CoorsTek common stock to the shareholders of the Company, the allocation to CoorsTek of certain assets and liabilities and the transfer to and assumption by CoorsTek of those assets and liabilities. In the Distribution Agreement CoorsTek agreed to repay all outstanding intercompany debt owed by CoorsTek to the Company together with a special dividend. The total amount of the repayment and the special dividend was $200 million. Pursuant to the Distribution Agreement the Company agreed to continue existing coverage under the Company's insurance policies for CoorsTek until coverage expired by its terms in March 2000 (for property insurance) and May 2000 (for casualty insurance) and for the allocation between the Company and CoorsTek of costs and liabilities associated with the insurance. Under the Distribution Agreement, the Company and CoorsTek have each agreed to retain, and to make available to the other, books and records and related assistance for audit, accounting, claims defense, legal, insurance, tax, disclosure, benefit administration and other business purposes. CoorsTek also agreed to indemnify the Company if the CoorsTek Spin-Off is taxable or if the Company incurs certain liabilities.

        The Tax Sharing Agreement defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the CoorsTek business for tax years prior to the CoorsTek Spin-Off and with respect to certain tax attributes of CoorsTek after the CoorsTek Spin-Off. In general, the Company is responsible for filing consolidated federal and combined or consolidated state tax returns and paying the associated taxes for periods through December 31, 1999. CoorsTek will reimburse the Company for the portion of such taxes related to the CoorsTek business for periods beginning on or after December 31, 1999. The Company and CoorsTek have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters. The Company and CoorsTek each will be responsible for their own taxes other than those described above.

Sale of Subordinated Notes

        Pursuant to terms in our senior credit agreement, we completed a $50.0 million private placement of subordinated unsecured notes on August 15, 2001, which are included in long-term debt at December 31, 2001. The purchaser of the notes was Golden Heritage, LLC, a company owned by several Coors family trusts which are also shareholders of the Company. On February 28, 2002, the Company repurchased these notes at par.

OTHER BUSINESS

        The Board of Directors of the Company is not aware of any other matters that are to be presented at the Annual Meeting. If other matters should properly be presented at the Annual Meeting, the persons named in the proxy will vote on these matters using their best judgment.

RESOLUTIONS PROPOSED BY INDIVIDUAL SHAREHOLDERS

        In order to include a shareholder proposal in the Company's Proxy Statement and form of proxy relating to the Company's next Annual Meeting of Shareholders following the end of the 2002 fiscal year, it must be received by the Company no later than December 31, 2002. The Company intends to hold next year's Annual Meeting in May 2003.

REPORT ON FORM 10-K

        The 2001 Annual Report is enclosed with this Proxy Statement and includes the Company's Annual Report on Form 10-K.

        This Notice and Proxy Statement are sent by order of the Board of Directors.

Dated: March 29, 2002	By:	/s/ JILL B.W. SISSON Jill B.W. Sisson General Counsel and Secretary

[Form of Proxy Card]

PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
GRAPHIC PACKAGING INTERNATIONAL CORPORATION

4455 Table Mountain Drive
Golden, Colorado 80403

Proxy Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Jeffrey H. Coors and William K. Coors, or either of them, as proxies, with power of substitution, to vote all the shares of the undersigned held of record by the undersigned as of March 26, 2002, with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of Graphic Packaging International Corporation (the "Company"), to be held at 10:30 a.m. (local time) on May 14, 2002 at the Ben Parker Student Center, Colorado School of Mines, 1600 Maple Street, Golden, Colorado, or any adjournments thereof.

        The Board of Directors recommends a vote FOR all of the nominees for director listed below under Proposal 1, and approval of Proposal 2.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Proposals stated below.

Proposal 1—Election of Directors.

FOR all Nominees listed below / / (except as marked to the contrary below)	WITHHOLD AUTHORITY / / To Vote for all Nominees below

        Nominees:

    Jeffrey H. Coors
    John Hoyt Stookey

        To withhold authority to vote for any individual nominee, strike a line through the name of the nominee above. Your vote will be cast FOR the other nominee.

Proposal 2—Approval of amendment to the Company's Executive Incentive Plan.

FOR / /	AGAINST / /	ABSTAIN / /

        EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE. [TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS, MERELY SIGN BELOW. NO BOXES NEED TO BE CHECKED.]

Date:

Signature:

Signature:

        (Please sign exactly as shown on your stock certificate and on the envelope in which this proxy was mailed. When signing as partner, corporate officer, attorney, executor, administrator, trustee, guardian, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.)

QuickLinks

PROXY STATEMENT
PROPOSAL I—ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE
BOARD OF DIRECTORS AND BOARD COMMITTEES
PROPOSAL 2—AMENDMENT TO EXECUTIVE INCENTIVE PLAN
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
INFORMATION ON INDEPENDENT ACCOUNTANTS
AUDIT COMMITTEE REPORT
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER BUSINESS
RESOLUTIONS PROPOSED BY INDIVIDUAL SHAREHOLDERS
REPORT ON FORM 10-K
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS OF GRAPHIC PACKAGING INTERNATIONAL CORPORATION